Exhibit 10.25

IEC Electronics Corp.
Summary of 2010 Long-Term Incentive Plan

The purpose of the 2010 Long-Term Incentive Plan ("LTIP") is to motivate the Named Executive Officers and certain designated key employees (collectively, the "Participants") to enhance the long-term value of the Company by providing opportunities for the Participants to participate in stockholder gains and by rewarding them for achieving a high level of corporate financial performance.  The LTIP is also designed to help attract and retain talented personnel with outstanding abilities and skills.  The LTIP is an equity-based program and by using a mix of stock options and restricted stock, the Company is enabling and encouraging the Participants to increase their ownership in the Company.

The LTIP measures Company performance over a one-year fiscal period and the equity award ("Equity Award") is paid out at the end of the fiscal period based on the attainment of the pre-established performance goals ("Performance Goals").  The Equity Award is paid out in stock options or in restricted stock.

The Performance Goals for fiscal 2010 are based on two metrics which the Compensation Committee believes are key to the Company's long-term financial success - Net Income Before Tax and Return on Sales.  Each Performance Goal is weighted 50%.

If the target goal (the “Target Goal”) for a Performance Goal is achieved, the dollar value of an award equal to a predetermined percentage (varying from 20-50%) of the Participant’s base salary earned during the fiscal year will be calculated for each Participant (the “Calculated Award”).  The number of shares of restricted stock or options to be awarded as the Equity Target Award will be based upon the value of the Participant’s Calculated Award divided by the average closing price of the Company’s common stock, on the NYSE Amex for the 90 days prior to October 1, 2010.  The incentive percentage of a Participant is based upon his or her position within the Company.  Below the achievement of a threshold or minimum corporate level of performance (“Plan Entry”), no Equity Awards will be made.  If the Plan Entry performance level is achieved or exceeded, but the Target Goal for a Performance Goal is not achieved, a pro rata Equity Award, but less than the Equity Target Award, will be paid to each Participant.  If the Target Goal for a Performance Goal is surpassed, Equity Awards will increase depending on the percentage of the Target Goal for each of the Performance Goals that is achieved.  However, no Equity Award to a Participant may exceed 200% of the Equity Target Award.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Performance Goals have been achieved and approve the amount of the Equity Award to be paid to each Participant.  In addition, based on an evaluation of an individual Participant’s performance, the Chief Executive Officer may recommend to the Compensation Committee that the Equity Award for any individual Participant be modified by plus or minus up to 25%.  The Compensation Committee may also recommend to the full Board that the Equity Award for the Chief Executive Officer be modified by plus or minus up to 25%.  All modifications to an Equity Award must be approved by the Compensation Committee.  In addition, any modification to the Equity Award for the Chief Executive Officer must be approved by the Board of Directors.

All Equity Awards will be issued under the Company's 2001 Stock Option and Incentive Plan (the "2001 Plan").  The Compensation Committee, in its sole discretion, may pay the Equity Award in stock options or in restricted stock (or in a combination thereof).  The exercise price of stock options granted and the value of restricted stock awarded will be the price of a share of the Company's common stock as of the close of business on the grant date.  For purposes of the LTIP, the grant date is the date on which the Compensation Committee approves the Equity Awards for all Participants except the Chief Executive Officer, for whom the grant date will be the date on which the Board approves the Equity Award.  All Equity Awards shall be evidenced by an Award Agreement in the manner set forth in the 2001 Plan.  The restricted stock shall be subject to a four-year period of restriction, during which period the restricted stock may not be sold or otherwise transferred.  The restrictions will lapse and the shares will vest as follows:  one half (1/2) of the shares after three (3) years from the date the restricted stock is granted and one half (1/2) of the shares after four (4) years from the date the restricted stock is granted.  If a Participant's employment with the Company is terminated for any reason whatsoever, other than death, disability, retirement or change in control, before the expiration of the restrictive period and before the lapse of restrictions, the restricted stock shall be deemed forfeited by the Participant and shall be returned to or cancelled by the Company.  The Award Agreements may contain such other terms and conditions deemed appropriate by the Compensation Committee.  Such provisions need not be uniform among all grants of stock options or restricted stock or among all Participants.  The Compensation Committee may, at its discretion, authorize the Company to pay or reimburse a Participant the amount of any income taxes the Participant incurs with the award of restricted stock.

Payment of any Equity Award to a Participant based upon the degree of attainment of the applicable Performance Goals will be made within fifteen (15) days after receipt by the Company of the audited financial statements for Fiscal 2010.  In order to receive an Equity Award, a Participant must be an employee of the Company on the date such Equity Award is granted.

The LTIP is based upon the organic growth of the Company.  If any acquisition is made by the Company in Fiscal 2010, the Compensation Committee will review the impact of such acquisition and determine what changes, if any, should be made to the LTIP.